Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Eversurance LLC	Indiana
EverQuote NI Limited	Northern Ireland
EverQuote India Private Limited	India
Parachute Insurance Services Corp	Texas
One-Eighty Software, Inc.	Delaware
Policy Fuel, LLC	Texas
Kanopy Insurance Center, LLC	Delaware